AMENDMENT TO

SCHEDULE A

AND

SCHEDULE D

Effective as of May 2, 2022, Schedule A and Schedule D of the letter agreement dated April 29, 2016, (the “Agreement”) between The Variable Annuity Life Insurance Company (“you” or the “Company”) and the undersigned (“we” or “Goldman Sachs Asset Management, L.P.”, or “GSAM”) concerning certain administrative services to be provided by you, with respect to the Goldman Sachs Variable Insurance Trust (the “Trust”) are hereby amended (this “Amendment”) by deleting Schedule A and Schedule D in their entireties and replacing each with the following, respectively:

SCHEDULE A

Separate Accounts

Annuity Accounts:

Separate Account A of The Variable Annuity Life Insurance Company available for sale through Polaris Platinum Elite variable annuity contract and Separate Account A and C of The Variable Annuity Life Insurance Company available for sale through the following Contracts

Retirement Accounts:

All Separate Accounts of the Company available for sale through the following Contracts:

1.	Portfolio Director® Plus
2.	Portfolio Director 2
3.	Portfolio Director
4.	Portfolio Director® Freedom Advisor
5.	Equity Director
6.	Independence Plus
7.	Potentia®
8.	Contract Form UIT-981/Impact

All current and future Separate Accounts of the Company available for sale through current and future Contracts.

SCHEDULE D

Fees

With respect to Separate Account A of The Variable Annuity Life Insurance Company available for sale through Polaris Platinum Elite variable annuity contract:

Amounts per annum of the average
aggregate net asset value of shares of the
Trust held by the Separate Account
attributable to the Polaris Platinum Elite
variable annuity contract under the
Share Class of the Trust	Participation Agreement

Money Market Funds[1]
- Service and Institutional Class	10 basis points (0.10%)

With respect to the Retirement Accounts listed on Schedule A including all current and future Contracts:

Amounts per annum of the average
aggregate net asset value of shares of the
Trust held by the Retirement Accounts
Share Class of the Trust	listed on Schedule A hereto

For the period May 2, 2022 through May 2, 2025:

Goldman Sachs VIT Government Money	12 basis points (0.12%)
Market Fund[1]
- Institutional Class

Beginning May 3, 2025, and for all times thereafter:

Goldman Sachs VIT Government Money
Market Fund[1]	10 basis points (0.10%)
- Institutional Class

Terms used but not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

1 The fee paid by GSAM to the Company on Money Market Funds may be reduced as described in Schedule E of the Agreement. You agree to be bound by the terms of such Schedule E and agree to any reduction in fees that may occur as described therein.

IN WITNESS WHEREOF, the Company and GSAM hereby amend Schedule A and Schedule D in accordance with Article 10 of the Agreement.

Goldman Sachs Asset Management, L.P.	The Variable Annuity Life Insurance Company
Name: Marci Green	Name: Thomas M. Ward
Title: Managing Director	Title: Vice President - Investments

APPROVED FOR EXECUTION BY

AIG CONSUMER LEGAL DEPARTMENT

CONTROL NO. CW2499466

DATE: 11/30/2022 | 12:15 PM EST

SIGNED: Johnpaul S. Van Maele

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